Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (herein, this “Amendment”) is entered into as of November 14, 2022, by and among WP CityMD Topco LLC, a Delaware limited liability company (the “Company”), Village Practice Management Company, LLC, a Delaware limited liability company (“Buyer”) and Project Teton Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub”). The Company, Buyer and Merger Sub may each be referred to herein individually as a “Party,” and collectively, as the “Parties.”

RECITALS

A.     The Company, Buyer, Merger Sub and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Company Unitholders (the “Holder Representative”), are parties to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 7, 2022.

B.     In accordance with Section 9.12 of the Merger Agreement, the Parties desire to amend the Merger Agreement as set forth herein.

C.     Capitalized terms and phrases not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.     Amendment to the Merger Agreement; Effectiveness.

(a)     The definition of “Buyer Closing Equity Value” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated as follows:

“ “Buyer Closing Equity Value” means (a) the Buyer Pro Forma Equity Value, minus (b) the amount of Buyer Pre-Closing Leakage set forth on the Buyer Closing Statement that is not Buyer Pre-Closing Permitted Leakage and minus (c) Buyer Transaction Expenses set forth on the Buyer Closing Statement.”

(b)     Section 2.9(b)(i) of the Merger Agreement is hereby amended and restated as follows: “At the Effective Time, the Class A Units issued and outstanding as of immediately prior to the Effective Time and held by each Class A Holder shall automatically, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or such Class A Holder, be converted into and shall become the right to receive, without interest, a portion of: (1) the Class A Holder Cash Consideration, (B) that portion, if any, of the Holder Representative Holdback Amount released to the Paying Agent pursuant to Section 9.21(d)(iii), (C) that portion, if any, of the Escrow Amount released to the Paying Agent pursuant to Section 2.14(a), (D) subject to Section 2.10(d), the Class A Holder Equity Consideration, (E) the Buyer Equity True Up, if any, pursuant to Section 2.14(b) and (F) the Deferred Payment Amount released to the Paying Agent pursuant to Section 2.20, in each case, as determined in accordance with Section 4.01(b) of the Company Existing LLC Agreement, as set forth on the Merger Payment Schedule. At the Effective Time, the Class A Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the Class A Holders shall cease to have any rights with respect thereto, except the right to receive the consideration specified in clauses (A) through (F) of this Section 2.9(b)(i).”

(c)     Section 2.10(c) of the Merger Agreement is hereby amended and restated as follows: “Non-Accredited Investors. Notwithstanding anything to the contrary in this Agreement, unless otherwise determined by Buyer, any Partial Rollover Holder who, as of Closing, is not an “accredited investor” within the meaning of Regulation D of the Securities Act (a “Non-Accredited Investor”), shall not be entitled to make a Rollover Election (and any purported election by a Partial Rollover Holder who is a Non-Accredited Investor shall be disregarded and such Non-Accredited Investor shall receive such Partial Rollover Holder’s Per Company Holder Consideration in cash, regardless of such Partial Rollover Holder’s Rollover Election (the “Non-Accredited Investor Adjustment”); provided that any Partial Rollover Holder for which the Company provides, no later than three (3) Business Days prior to the Closing, (i) reasonable evidence that such Partial Rollover Holder has gross income from the Company Entities in each of the two prior years in excess of $200,000 or holds Company Units that will be converted into the right to receive cash or Buyer Units with an aggregate value equal to or greater than $1,000,000 or (ii) a net worth statement showing a net worth in excess of $1,000,000, shall be deemed to be an “accredited investor” regardless of any failure of such Partial Rollover Holder to certify as to accredited investor status.”

(d)     Section 5.21(a) of the Merger Agreement is hereby amended and restated as follows: “Buyer shall provide all existing Partial Rollover Holders who hold Partial Rollover Units with a Per Company Holder Consideration value equal to or less than $1,500,000 (and who make a Rollover Election of one hundred percent (100%), subject only to the Election Cash Adjustment), as well as one hundred fifty (150) Clinicians and one (1) non-Clinician, which individuals will be set forth on a list to be provided by the Company promptly following the date hereof (provided that the Company will reasonably consult with Buyer regarding the individuals to be set forth on such list, and will remove any individual at the reasonable request of Buyer), in each case, that is currently employed by a Company Entity and an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (collectively, the “Eligible Investors”) an opportunity for each Eligible Investor to invest a minimum amount of $25,000, with respect to any Partial Rollover Holder, or $100,000, with respect to any individuals who are not currently Company Unitholders (the “Minimum Investment Threshold”) in exchange for Buyer Class E-3 Units (the “Additional Investment Opportunity”) at a price per Buyer Class E-3 Unit equal to (A) the Aggregate Buyer Equity Consideration Value divided by (B) the aggregate number of Buyer Class E-3 Units issued pursuant to this Agreement at the Closing; provided that, in no event shall Buyer be required to issue Buyer Class E-3 Units with an aggregate value in excess of $60,000,000 in connection with the Additional Investment Opportunity (the “Maximum Additional Investment”).”

(e)     Schedule 5.27 to the Merger Agreement is hereby amended and restated as follows:

“Schedule 5.27

Restructuring

1.

Prior to the Closing, Buyer shall contribute 100% of the outstanding equity interests of Merger Sub to Village Practice Management Company Holdings, LLC, a Delaware limited liability company that is a wholly-owned subsidiary of Buyer (“VPMCH”).

2.

Prior to the Closing, VMD Aggregator Merger Sub LLC, a Delaware limited liability company that is a wholly-owned subsidiary of VPMCH, will merge with and into Buyer with Buyer surviving (the “Aggregator Merger”). In the Aggregator Merger, it is intended that the equity interests of Buyer that are then outstanding would be converted into the right to receive units of an economically and otherwise substantively equivalent class of VPMCH.

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3.

Concurrently with the Aggregator Merger, VPMCH shall join this Agreement and the Ancillary Documents then in effect to which Buyer is party, and shall be added to the Ancillary Documents that are intended to be executed by Buyer at the Closing, in each case, in the place of Buyer for all purposes thereunder.”

(f)     For the avoidance of doubt, the Principal Parties agree that the number of Buyer Units issued as Buyer Equity Closing Consideration and in the Buyer Equity True-Up shall be calculated based on the definition of Class E-3 Original Issue Price in the A&R Buyer LLC Agreement and assuming that all “in-the-money” units of Buyer convert to Junior Units (as defined in the A&R Buyer LLC Agreement) prior to such calculation.

(g)     This Amendment shall be become effective upon execution by each of the Parties.

SECTION 2.     Buyer Consents; No Violations. Buyer represents and warrants to the Company that (a) it has obtained all required consents under the Debt Financing Commitment Letter and New Investment Agreement to enter into this Amendment, and (b) there are no other consents that are necessary or required for Buyer to enter into this Amendment.

SECTION 3.     Miscellaneous.

3.1.     No Other Amendments. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Merger Agreement except as expressly provided for in this Amendment. Except as expressly amended by this Amendment, the Merger Agreement, including the Exhibits and Disclosure Schedules, shall remain in full force and effect in accordance with its terms. This Amendment shall form a part of the Merger Agreement for all purposes. From and after the execution of this Amendment by the Parties, any reference by a party to the Merger Agreement shall be deemed to be a reference to the Merger Agreement as amended by this Amendment.

3.2.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile, .pdf and other electronic signatures to this Amendment shall have the same effect as original signatures.

3.3.     Governing Law. This Amendment and any dispute arising out of, relating to or in connection with this Amendment, shall be construed (both as to validity and performance), interpreted and enforced in accordance with the laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

WP CITYMD TOPCO LLC

By:	/s/ Thomas (TJ) Carella
Name: Thomas (TJ) Carella
Title: President

[Signature Page to Amendment to Merger Agreement]

VILLAGE PRACTICE MANAGEMENT COMPANY, LLC

By:	/s/ Timothy M. Barry
Title: Timothy M. Barry
Name: Chief Executive Officer

PROJECT TETON MERGER SUB LLC

By:	/s/ Mark Vainisi
Name: Mark Vainisi
Title: President

[Signature Page to Amendment to Merger Agreement]

Acknowledged and Agreed:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Corey Quinlan
Name: Corey Quinlan Title: Director

[Signature Page to Amendment to Merger Agreement]